Exhibit 99.1

Opexa Reports Additional Favorable Data with Tovaxin® for Multiple Sclerosis

Further Analysis of TERMS Phase IIb Data Shows That 85% of Patients Treated with Tovaxin Responded Favorably, 16 % Showing Actual and Sustained Improvement in Disability

THE WOODLANDS, Texas--(BUSINESS WIRE)--September 8, 2009--Opexa Therapeutics, Inc. (NASDAQ:OPXA), a company developing Tovaxin®, a personalized T-cell immunotherapy for multiple sclerosis (MS), today announced results from further analysis of the double-blind, placebo-controlled, 52-week Phase IIb TERMS clinical study of 150 patients with Relapsing Remitting MS (RRMS). This analysis evaluated patients with an annualized relapse rate of one or greater at study entry (ARR≥1). More than 83% of the Tovaxin-treated group (n=85) remained relapse free at one year and the annualized relapse rate after treatment decreased to 0.20, a 42% reduction compared to placebo.

The results of this expanded analysis confirm those found in the previously-reported per-protocol analysis of patients in the TERMS study with ARR>1. This post-hoc analysis which represents 86% of the total patient population in the TERMS study was conducted to evaluate Tovaxin treatment among study patients with the same baseline disease activity that is being targeted for inclusion in the forthcoming Phase IIb study. Along with a marked reduction in relapses, 73% of the Tovaxin-treated patients with ARR≥1 showed stabilization or improvement in MS disability, including 16.5% with a sustained improvement in the Expanded Disability Status Scale (EDSS) of at least one full point. On MRI, the Tovaxin-treated group also demonstrated a reduction in brain atrophy and fewer inflammatory brain lesions that progressed to “black holes,” as compared to the placebo-treated group. Treatment with Tovaxin was well tolerated, with no serious adverse events reported in any Tovaxin-treated patient.

“The expanded analysis represents the MS patient population with active relapsing-remitting disease planned for recruitment into the next Phase IIb trial of Tovaxin,” stated Dawn McGuire, MD, a board certified neurologist and a member of Opexa’s Clinical Advisory Board. “Clinical benefits include not only reduction in relapses, but a surprising reversal of disability in over 16% of Tovaxin-treated patients. Along with MRI data suggesting a reduction in neuronal cell loss, these results raise the possibility that Tovaxin-treatment may have neuroprotective as well as disease-modifying effects. Tovaxin’s favorable safety profile and these early efficacy signals strongly support moving forward with a confirmatory Phase IIb trial.”

Tovaxin is a personalized T-cell vaccine based on a patient’s individual immunologic profile. Detailed immunology data analysis from the TERMS trial indicate that Tovaxin can successfully induce changes in T-cell reactivity to all three targeted myelin antigens implicated in the autoimmune attacks causing neurologic damage in MS. These changes appear epitope-specific, are sustained for 6 months or more, and match each patient's Tovaxin formulation. Tovaxin is not broadly immunosuppressive, an important feature of its favorable safety profile.

“From an immunology perspective, the data generated thus far from the TERMS trial, from thousands of patient samples, appear to correlate nicely with the putative mechanism of action for Tovaxin. While additional analyses are still in progress, we are also seeing early associations between depletion of myelin reactive T-cells and favorable clinical outcomes,” commented Dr. McGuire.

About Opexa

Opexa Therapeutics, Inc. is dedicated to the development of patient-specific cellular therapies for the treatment of autoimmune diseases. The Company’s leading therapy, Tovaxin®, is an individualized cellular immunotherapy treatment in Phase IIb clinical development for multiple sclerosis (MS). Tovaxin is derived from T-cells isolated from peripheral blood, expanded ex vivo, and reintroduced into the patients via subcutaneous injections. This process triggers a potent immune response against specific subsets of autoreactive T-cells known to attack myelin, believed to be a primary cause of MS attacks and nervous system damage.

For more information visit the Opexa Therapeutics website at www.opexatherapeutics.com.

Cautionary Statement Relating to Forward - Looking Information for the Purpose of "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding current or future financial payments, returns, royalties, performance and position, management's strategy, plans and objectives for future operations, plans and objectives for product development, plans and objectives for present and future clinical trials and results of such trials, plans and objectives for regulatory approval, litigation, intellectual property, product development, manufacturing plans and performance, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: the success of third party development and commercialization efforts with respect to products covered by intellectual property rights transferred by the Company, the success of third party patent prosecution efforts with respect to such products, the ability of the Company to enter into and benefit from a partnering arrangement for the Company's product candidate, Tovaxin, on reasonably satisfactory terms (if at all), and our dependence (if partnered) on the resources and abilities of any partner for the further development of Tovaxin, our ability to compete with larger, better financed pharmaceutical and biotechnology companies, new approaches to the treatment of our targeted diseases, our expectation of incurring continued losses, our uncertainty of developing a marketable product, our ability to raise additional capital to continue our treatment development programs, the success of our clinical trials, our ability to develop and commercialize products, our ability to obtain required regulatory approvals, our compliance with all Food and Drug Administration regulations, our ability to obtain, maintain and protect intellectual property rights for our products, the risk of litigation regarding our intellectual property rights, our limited manufacturing capabilities, our dependence on third-party manufacturers and value added resellers, our ability to hire and retain skilled personnel, our volatile stock price, and other risks detailed in our filings with the Securities and Exchange Commission. We assume no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

CONTACT:
Opexa Therapeutics, Inc.
Neil K. Warma, 281-719-3437
President & CEO
nwarma@opexatherapeutics.com